EXHIBIT 99.2
1105 Peters Road Harvey, Louisiana 70058 (504) 362-4321 Fax (504) 362-4966 NYSE: SPN

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Terence Hall, CEO; Robert Taylor, CFO; Greg Rosenstein, VP of Investor Relations, 504-362-4321

 Superior Energy Services, Inc. Announces Third Quarter Outlook

(Harvey, LA, Wednesday, October 6, 2004) Superior Energy Services, Inc. (NYSE: SPN) announced today that as a result of service-work downtime and production disruptions due to Hurricane Ivan in September, the Company now expects that third quarter results will be between $0.12 per share to $0.15 per share.

The Company estimates that the weather disruption resulted in more than 10 days of downtime for some of its liftboats and production-related services, commencing approximately a week before the hurricane's landfall. Liftboat and production-related service activity has returned to, and in some cases exceeded, pre-storm levels.

The Company estimates that cumulative oil and gas production from its SPN Resources subsidiary deferred from the third quarter will be approximately 84,600 barrels of oil equivalent (boe), or approximately 4,700 boe per day, based on shut-in production starting September 13. Most production remains shut-in as infrastructure assessment and repairs to platforms located in the South Pass and Mobile Bay area continue. Current production is approximately 1,900 boe per day versus 5,700 boe per day prior to Hurricane Ivan. The Company does not anticipate production returning to normal levels until final assessments are made and any necessary repairs are completed during the fourth quarter.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, well control, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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